Exhibit 3.3

THIRD RESTATED
ARTICLES OF INCORPORATION
OF
ESCO CORPORATION

ARTICLE I

Corporate Name

The name of the corporation is ESCO Corporation.

ARTICLE II

Corporate Purposes

The purposes of the corporation are to engage in any lawful activities for which corporations may be organized under the Oregon Business Corporation Act, as from time to time constituted (the “Act”).

ARTICLE III

Shares

(a)           Authorized Shares.  The corporation is authorized to issue five million (5,000,000) shares of Class A Common Stock, two hundred forty-three thousand seven hundred thirty-seven (243,737) shares of Class B Common Stock and two hundred five thousand (205,000) shares of Class C Preferred Stock.

(b)           Voting Rights.

(1)           In General.  Each holder of shares of Class A Common Stock (the “A Shares”) and Class B Common Stock (the “B Shares”) shall be entitled to notice of shareholder meetings and to vote upon any matter submitted to shareholders of the corporation for a vote, with each share of Class A Common Stock and Class B Common Stock having one vote per share.  Except as otherwise required by law or as otherwise provided herein, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class.  Except as otherwise required by law, no holder of shares of Class C Preferred Stock shall have the right to vote on any matter.

(2)           Separate Class Voting for Election of Directors.  Only until the first date on which there are, in the aggregate, less than forty-two thousand seven hundred fifty (42,750) shares of Class B Common Stock outstanding, the rules of this paragraph (b)(2) shall apply regarding the election of the Board of Directors.

(A)          Separate Class Votes by A Shares and B Shares.  One-half of the number of Board of Directors positions fixed in accordance with Article IV will be elected by the holders of the A Shares (the “A Board Seats”), and one-half of the number of Board of Directors positions fixed in accordance with Article IV will be elected by the holders of the B Shares (the “B Board Seats”).

(B)           Nominations of Directors for B Board Seats.  Not less than ninety (90) days before the anniversary of the prior year’s annual meeting of shareholders, holders of more than fifty percent (50%) of the B Shares shall deliver to the Board of Directors a written nomination for directors for the B Board Seats.  The nominees of the B Shares must include the Chief Executive Officer of the corporation unless the Chief Executive Officer declines to serve.   The number of persons nominated by the B Shares who, if elected to the Board of Directors, would qualify as Outsiders (within the meaning of paragraph (b) of Article IV), which may be zero, shall be referred to herein as the “B Outsider Number.”

(C)           Nominations of Directors for A Board Seats.  After delivery of nominations for the B Board Seats in accordance with paragraph (b)(2)(B) of this Article III (or failure by the B Shares to deliver such nominations) but not less than thirty (30) days before the anniversary of the prior year’s annual meeting of shareholders:

(i)            those directors holding not less than eighty percent (80%) of the then filled A Board Seats shall deliver to the Board of Directors a written nomination for directors for the A Board Seats.  The number of persons so nominated for the A Board Seats who, if elected to the Board of Directors, would qualify as Outsiders shall be not less than the number (the “A Outsider Number”) obtained by subtracting the B Outsider Number from the number equal to one-half of the then authorized number of directors.

(ii)           holders of not less than twenty percent (20%) of the A Shares then outstanding may deliver to the Board of Directors one or more written nominations for directors for the A Board Seats.  The number of persons nominated by the A Shares who, if elected to the Board of Directors, would qualify as Outsiders shall be not less than the lesser of (x) the A Outsider Number or (y) the total number of nominees in such written nomination.

(D)          Voting at Annual Meeting.  At the annual meeting of shareholders, the nominees for the A Board Seats receiving the highest number of votes from holders of the A Shares shall be elected and the nominees for the B Board Seats receiving the highest number of votes from holders of the B Shares shall be elected; provided that:

(i)            the number of Outsiders elected by the A Shares shall be not less than the A Outsider Number, even if one or more of the Outsiders so elected by the A Shares receive fewer votes than nominees who fail to qualify as Outsiders;

(ii)           the number of Outsiders elected by the B Shares shall be not less than the B Outsider Number, even if one or more of the Outsiders so elected by the B Shares receive fewer votes than nominees who fail to qualify as Outsiders; and

(iii)          if, notwithstanding paragraph (b)(2)(A) of this Article III, not all director positions are filled by election in accordance with the procedures set forth in this paragraph (b)(2)(D), the unfilled seats will remain vacant until the next annual meeting of shareholders unless filled at a special meeting of A Shares and/or B Shares called for that purpose, at which meeting paragraphs (b)(2)(D)(i) and (b)(2)(D)(ii) of this Article III shall apply (taking into account all directors elected or appointed at or since the annual meeting of shareholders).

(E)           Expiration of Term for Directors not Nominated.  The term of any incumbent director who is not nominated for reelection pursuant to paragraphs (b)(2)(B) or (b)(2)(C) of this Article III shall expire immediately following the election of directors at the annual meeting.

(3)           Separate Class Voting on Matters Other than Election of Directors.  The rules of this paragraph (b)(3) shall apply until the first date on which there are, in the aggregate, less than forty-two thousand seven hundred fifty (42,750) shares of Class B Common Stock outstanding.

(A)          The holders of A Shares shall have the right to vote separately as a single class on (i) any conversion, merger or share exchange, as each of those is described in Oregon Revised Statutes Sections 60.470 to 60.501 and as the same may be amended from time to time, (ii) any sale of assets other than in the ordinary course of business, as described in Oregon Revised Statutes Section 60.534 and as the same may be amended from time to time, and (iii) any dissolution, as described in Oregon Revised Statutes Sections 60.621 to 60.645 and as the same may be amended from time to time; and

(B)           The holders of B Shares shall have the right to vote separately as a single class on (i) any conversion, merger or share exchange, as each of those is described in Oregon Revised Statutes Sections 60.470 to 60.501 and as the same may be amended from time to time, (ii) any sale of assets other than in the ordinary course of business, as described in Oregon Revised Statutes Section 60.534 and as the same may be amended from time to time, and (iii) any dissolution, as described in Oregon Revised Statutes Sections 60.621 to 60.645 and as the same may be amended from time to time.

(c)           Dividends and Distributions.

(1)           Each issued and outstanding share of Class C Preferred Stock shall have an original issue value of one thousand one hundred sixty-one and 36/100s dollars ($1,161.36) (the “Face Value”).  The holders of Class C Preferred Stock shall be entitled to receive cash dividends at a rate per share equal to seven and four hundred twenty-eight one-thousandths percent (7.428%) per annum from December 27, 2006 on the Face Value thereof (the “Fixed Dividend”).  Such cash dividends shall be cumulative and shall be payable quarterly in arrears.  Upon satisfaction of all payment obligations under the ESOP Loan, the right to receive the Fixed Dividend shall cease, and the holders of Class C Preferred Stock shall thereafter only be entitled to receive dividends when and as declared by the Board of Directors, in its sole and absolute discretion.  As used herein, “Trust” means the ESCO Corporation Employee Stock Ownership Trust, as amended, which is established pursuant to the ESCO Corporation Employee Stock Ownership Plan, as amended (the “Plan”).  As used herein, “ESOP Loan” is the transaction evidenced by that certain ESOP Credit Agreement, ESOP Note and ESOP Pledge Agreement between the corporation and the ESOP used to finance the acquisition of the Class C Preferred Stock by the ESOP.  As used herein, “ESOP” is the Plan together with the Trust.

(2)           Issued and outstanding shares of Class A Common Stock and Class B Common Stock shall share equally and ratably, with identical rights and preferences, in any dividends paid or declared set aside for payment other than the dividends referred to in paragraph (c)(1) of this Article III; provided, however, that no such dividends shall be paid, declared or set aside so long as any Fixed Dividend remains unpaid with respect to the Class C Preferred Stock.

(d)           Change of Control.  As used herein, a “Change of Control” means any of the following:

(1)           a merger to which the corporation is a party as a result of which the shareholders of the corporation immediately prior to such merger hold less than a majority of the voting power of the surviving corporation of such merger; or

(2)           the sale or transfer of shares representing at least sixty-seven percent (67%) of the voting power of the corporation in a single transaction or series of related transactions, other than a sale to the ESOP; or

(3)           the sale, transfer or other disposition of all or substantially all of the assets of the corporation as a going concern in a single transaction or series of related transactions; or

(4)           the closing of a firm commitment underwritten initial public offering of the corporation’s common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933.

(e)           Conversion.

(1)           Conversion of Class C Preferred Stock.

(A)          By Holders of Class C Preferred Stock.  Each share of Class C Preferred Stock may be converted by the holder at any time into the number of shares of Class A Common Stock (and if the ESOP is the holder of the Class C Preferred Stock and if the Class A Common Stock is not considered the highest class of common stock for purposes of section 409(l) of the Internal Revenue Code of 1986, as amended (the “Code”), then into the highest class of common stock required to satisfy section 409(l) of the Code (or its successor section) (“Alternative Common Stock”)) determined pursuant to paragraph (e)(3) of this Article III.  To exercise the right to convert pursuant to paragraph (e)(1)(A) of this Article III, a holder of Class C Preferred Stock shall surrender the certificate or certificates representing the shares to be converted to the corporation at its principal office, and shall give written notice to the corporation at that office that such holder elects to convert such shares.  Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for Class A Common Stock issuable upon such conversion shall be issued.  The certificate or certificates for shares of Class C Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the corporation or in blank.  The date when such written notice is received by the corporation, together with the certificate or certificates representing the shares of Class C Preferred Stock, shall be the “Conversion Date,” unless a later date is requested in such notice, which later date shall be the “Conversion Date.”  As promptly as practicable after the Conversion Date, the corporation shall issue and shall deliver to the holder of the shares of Class C Preferred Stock to be converted, or on its written order, such certificate or certificates as the holder may request for the number of whole shares of Class A Common Stock issuable upon the conversion of such shares of Class C Preferred Stock that the holder elects to convert.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date.

(B)           Automatically.  Each share of Class C Preferred Stock shall automatically be converted into the number of shares of Class A Common Stock (and if the Class A Common Stock is not considered the highest class of common stock for purposes of section 409(l) of the Code, then into shares of Alternative Common Stock) determined pursuant to paragraph (e)(3) of this Article III upon (1) occurrence of a Change of Control, (2) discharge of the payment obligations under the ESOP Loan, or (3) distribution of such share from the ESOP to a participant in, or a beneficiary of, the ESOP.  If the Class C Preferred Stock is converted into common stock upon a Change of Control (other than a Change of Control described in paragraph (d)(4) of this Article III), the corporation shall pay the holder of such shares of Class C Preferred Stock, in cash, (x) all accrued (through the date of conversion) but unpaid Fixed Dividends upon such conversion and (y) the present value of all Fixed Dividends that would have been paid after such conversion through December 31, 2013.

(2)           Conversion of Class B Common Stock Upon Certain Transfers.  Each share of Class B Common Stock shall be converted, automatically and without any further action by the holder thereof, into shares of Class A Common Stock at the applicable Conversion Ratio then in effect upon transfer of such share to any person other than (A) Henry T. Swigert, (B) the trustee or trustees of the Swigert 2000 Trust under agreement dated February 11, 2000, as thereafter amended (the “Swigert 2000 Trust”), or (C) the trustee or trustees of any trust created under the Swigert 2000 Trust.

(3)           Conversion Ratios.  The initial “Conversion Ratio” of Class C Preferred Stock into Class A Common Stock and of Class B Common Stock into Class A Common Stock shall be 1:1.  The Conversion Ratio shall be subject to adjustment from time to time as follows:

(A)          Stock Dividends, Stock Splits, Etc.

(i)            If, at any time after the Effective Time, the number of outstanding shares of Class A Common Stock (the “Conversion Stock”) is increased by a stock dividend payable in shares of Conversion Stock or by a subdivision or split-up of shares of Conversion Stock, or decreased by a combination or reverse stock split of the outstanding shares of Conversion Stock, without an appropriate corresponding adjustment to the outstanding shares of the class of stock of the corporation convertible into the Conversion Stock (Class B Common Stock or Class C Preferred Stock, as the case may be) (the “Convertible Stock”), on the date such payment is made or such change is effective, the Conversion Ratio with respect to the affected conversion (Class C Preferred Stock or Class B Common Stock into Conversion Stock, as the case may be) shall be appropriately adjusted so that the number of shares of Conversion Stock issuable on conversion of shares of the Convertible Stock shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, of outstanding shares.

(ii)           If, at any time after the Effective Time, the number of outstanding shares of Convertible Stock is increased by a stock dividend payable in shares of Convertible Stock or by a subdivision or split-up of shares of Convertible Stock, or decreased by a combination or reverse stock split of the outstanding shares of Convertible Stock, without an appropriate corresponding adjustment to the outstanding shares of Conversion Stock, on the date such payment is made or such change is effective, the Conversion Ratio with respect to the affected conversion (Class C Preferred Stock or Class B Common Stock into Conversion Stock, as the case may be) shall be appropriately adjusted so that the number of shares of Conversion Stock issuable on conversion of shares of the Convertible Stock shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, of outstanding shares.

(B)           Reorganizations and Recapitalizations.  In the event, at any time after the Effective Time, of any capital reorganization or reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up, reverse stock split, or combination of shares governed by paragraph (e)(3)(A) of this Article III), the shares of Convertible Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the corporation to which the holder would have been entitled if immediately prior to such reorganization or reclassification such holder had converted its shares of Convertible Stock into Conversion Stock.  The provisions of this paragraph (e)(3)(B) shall similarly apply to successive reorganizations or reclassifications.

(4)           Effect of Conversion.  At the time of any conversion pursuant to this paragraph (e), the holder of the converted shares shall, upon surrender to the corporation for cancellation of one or more certificates representing such converted shares, be entitled to receive in exchange therefor a certificate representing the number and class of shares of stock of the corporation into which such shares have been converted.  At the time of any conversion and until so surrendered, the certificates which prior to the time of conversion represented shares of Convertible Stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Conversion Stock into which such shares of Convertible Stock have been converted.

(5)           Reservation of Shares.  The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Convertible Stock, such number of its shares of Class A Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Convertible Stock.  If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Stock, the corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(6)           Securities Registration.  If any share of Class A Common Stock requires registration with or approval of any governmental authority under any federal or state law before such share may be issued upon conversion, the corporation will endeavor to cause such share to be duly registered or approved, as the case may be.  The corporation will endeavor to list shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system, if any, on which the outstanding shares of Class A Common Stock may be listed at the time of such delivery.

(f)            Liquidation Preferences.

(1)           Class C Preferred Preference.  In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary (“Liquidation Event”), the holders of Class C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets of the corporation to the holders of Class A Common Stock or Class B Common Stock by reason of their ownership thereof, (x) all accrued (through the date of the Liquidation Event) but unpaid Fixed Dividends upon such Liquidation Event and (y) the present value of all Fixed Dividends that would have been paid after such Liquidation Event through December 31, 2013 (the “Class C Preferred Preference Amount”).  If, upon the occurrence of such event, the assets of the corporation legally available for distribution to the holders of the Class C Preferred Stock shall be insufficient to permit the payment to such holders of their full Class C Preferred Preference Amount, then all assets of the corporation legally available for distribution shall be distributed ratably among the holder of the Class C Preferred in proportion to the full Class C Preference Amount each such holder is otherwise entitled to receive.

(2)           Residue.  After the distributions described in paragraph (f)(1) of this Article III have been made, the remaining assets of the corporation legally available for distribution to shareholders shall be distributed among the holders of Class A Common Stock, Class B Common Stock and Class C Preferred, ratably based on the number of shares of Class A Common Stock, Class B Common Stock and Class C Preferred Stock held by each such holder.

(g)           Protective Provisions.

(1)           Class C Preferred Stock.  So long as shares of Class C Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval, by vote or written consent (which consent need not be unanimous and may be obtained without a shareholders’ meeting, provided that all holders of Class C Preferred Stock who have not executed the consent are provided written notice of the action within thirty (30) days following the effective date of the consent), of the holders of at least a majority of the then outstanding shares of Class C Preferred Stock, (A) amend or repeal any provision of the corporation’s Articles of Incorporation if such action would adversely affect the relative rights, preferences and privileges of the Class C Preferred Stock, (B) authorize or take any action that would result in the issuance of shares of any class of stock of the corporation having a preference or priority over the Class C Preferred Stock as to dividends or having a preference or priority over or parity with the Class C Preferred Stock as to distributions upon any liquidation, dissolution or winding up of the corporation or (C) increase the authorized number of shares of Class C Preferred Stock.

(2)           Class A Common Stock.  So long as shares of Class A Common Stock are outstanding, the corporation shall not, without first obtaining the approval, by vote or written consent (which consent need not be unanimous and may be obtained without a shareholders’ meeting, provided that all holders of Class A Common Stock who have not executed the consent are provided written notice of the action within thirty (30) days following the effective date of the consent), of the holders of at least a majority of the then outstanding shares of Class A Common Stock, (A) amend or repeal any provision of the corporation’s Articles of Incorporation if such action would adversely affect the relative rights, preferences and privileges of the Class A Common Stock or (B) increase the authorized number of shares of Class A Common Stock.

(3)           Class B Common Stock.  So long as shares of Class B Common Stock are outstanding, the corporation shall not, without first obtaining the approval, by vote or written consent (which consent need not be unanimous and may be obtained without a shareholders’ meeting, provided that all holders of Class B Common Stock and Class B Preferred Stock who have not executed the consent are provided written notice of the action within thirty (30) days following the effective date of the consent), of the holders of at least a majority of the then outstanding shares of Class B Common Stock, (A) amend or repeal any provision of the corporation’s Articles of Incorporation if such action would adversely affect the relative rights, preferences and privileges of the Class B Common Stock or (B) increase the authorized number of shares of Class B Common Stock.

(h)           Share Equivalency.  The per share consideration paid to holders of Class A Common Stock pursuant to any transaction described in paragraphs (b)(3)(A) and (b)(3)(B) of this Article III shall be the same as the per share consideration paid to holders of Class B Common Stock pursuant to such transaction.

ARTICLE IV

Board of Directors

(a)           Number.  The business and affairs of the corporation shall be managed by a Board of Directors of not less than six (6) nor more than twelve (12) directors; provided, however, that at all times there must be an even number of authorized directors.  The exact number of directors, consistent with the foregoing sentence, shall be determined from time to time by the Board of Directors.

(b)           Definition of “Outsider.”  An “Outsider” for purposes of these Articles of Incorporation is a person who meets all of the following requirements:

(1)           Is not, and has not been within the five-year period immediately preceding the date on which the director is elected or appointed to the Board of Directors, an employee of the corporation or of any affiliate of the corporation.  For purposes of the preceding sentence, “affiliate” shall have the definition set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended;

(2)           Does not own, directly or indirectly through the application of the attribution rules of Section 318 of the Code, more than five percent (5%) of the issued and outstanding shares of any class of stock of the corporation; and

(3)           Does not own, directly or indirectly through the application of the attribution rules of Section 318 of the Code, more than one percent (1%) of the issued and outstanding stock of, and is not an officer, director or employee of, a current customer of or supplier to the corporation where the customer or supplier relationship has involved, in any year within the five-year period immediately preceding the date on which the director is elected or appointed to the Board of Directors, payments exceeding the lesser of one percent (1%) of the corporation’s revenues or five percent (5%) of the revenues of the customer or supplier.

(c)           Election of Directors; Removal.

(1)           Except as otherwise provided in this paragraph (c), directors shall be elected as set forth in Article III.  A director may be removed between annual meetings only if, at a special meeting of shareholders of the class or classes having rights to elect such directors called for that purpose, the number of votes in favor of removal exceeds the number of votes against removal.  At such meeting, a replacement director may be elected, such director to serve until the next annual meeting of shareholders.  If the director removed is an Outsider, any replacement shall be an Outsider.

(2)           Any special meeting called to elect, remove or replace directors may be called by (A) not less than forty percent (40%) of incumbent directors of the class or classes having rights to elect such directors, or (B) holders of not less than ten percent (10%) of the outstanding shares of the class or classes having rights to elect such directors.

(d)           Vacancies.  Vacancies arising from the resignation, death or incapacity of a director holding an A Board Seat shall be filled by a nominee of the remaining member or members holding A Board Seats and vacancies arising from the resignation, death or incapacity of a director holding a B Board Seat shall be filled by a nominee of the remaining member or members holding B Board Seats. Vacancies arising from the removal of a director holding an A Board Seat (other than a vacancy filled by election as provided in paragraph (c) of this Article IV) shall be filled by a nominee of the remaining member or members holding A Board Seats and vacancies arising from the removal of a director holding a B Board Seat (other than a vacancy filled by election as provided in paragraph (c) of this Article IV) shall be filled by a nominee of the remaining member or members holding B Board Seats. The replacement shall serve until the next annual meeting of shareholders.  If the vacancy arises with respect to an Outsider, the replacement shall be an Outsider.

ARTICLE V

Indemnification

(a)           The corporation shall indemnify, to the fullest extent permitted by the Act, as the same exists or may hereafter be amended, any director or officer or former director or officer made, or threatened to be made, a party to or a witness or other participant in, any proceeding, by reason of the fact that such person is or was a director or officer of the corporation, against liability and expenses of the type indemnified against under the Act.  No indemnification pursuant to this Article V shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending proceeding, unless the corporation has given its prior consent to such settlement or other disposition.  Nothing contained herein shall affect any rights to indemnification to which employees and agents, other than directors and officers, may be entitled, and the corporation may indemnify those employees and agents to the fullest extent and in the manner permitted by the Act, as the same exists or may hereafter be amended.

(b)           Expenses incurred in connection with a proceeding shall be paid by the corporation to or for any director or officer or former director or officer of the corporation in advance of the final disposition of such proceeding, promptly upon such person’s compliance with the expense advancement provisions of the Act as in effect from time to time.

(c)           The foregoing indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which any person indemnified under this Article V may be entitled.  The corporation is authorized to enter into contracts of indemnification with its directors now or hereafter serving.  The corporation is also entitled to purchase and maintain insurance as permitted under the Act as from time to time in effect.

(d)           The rights provided to any person by this Article V shall be enforceable against the corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or in any of the other capacities set forth in this Article V.  The elimination of, or amendment to, this Article V or any portion thereof shall not deprive any person of any rights under this Article V arising out of alleged or actual occurrences, acts or failures to act occurring prior to notice to that person of the elimination or amendment.  The rights provided to any person by this Article V shall inure to the benefit of that person’s heirs and legal representatives.

(e)           The terms used in this Article V shall have the same meaning as set forth in the Act as in effect from time to time, unless a different meaning is permitted by law and is clearly indicated in this Article V.

ARTICLE VI

Directors’ Liability

(a)           No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, provided that nothing in this Article VI shall be construed to eliminate or limit the liability of a director for:

(1)           Any breach of the director’s duty of loyalty to the corporation or its shareholders;

(2)           Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)           Any distribution which is made in violation of the Act or these Articles of Incorporation;

(4)           Any transaction from which the director derived an improper personal benefit; or

(5)           Any act or omission occurring prior to the effective date of this Article VI.

(b)           Neither the amendment nor repeal of this Article VI, in whole or in part, directly or indirectly, nor the adoption of an inconsistent provision, shall apply to, or have any effect on, the liability or alleged liability or lack thereof, of any director of the corporation for, or with respect to, any acts or omissions of that director occurring prior to that amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Amendment of Bylaws

The corporation’s bylaws may be amended or repealed by either the Board of Directors or the shareholders of the corporation.